Exhibit 14.1

SAFECO CORPORATION

CODE OF BUSINESS AND FINANCIAL CONDUCT AND ETHICS

Introduction

This Code of Business and Financial Conduct and Ethics (this “Code”) applies to all directors, officers, and employees of Safeco Corporation and its subsidiaries (“Safeco”). This Code is intended to serve several functions. The principal purpose is to tell you the legal requirements and standards of business and financial conduct you are expected to comply with. In addition, this Code and the related tools Safeco provides to enable you to report suspected or actual violations of the Code are intended to help Safeco detect and prevent violations of law.

Safeco expects you to read, understand and comply with this Code. Accordingly, please read this Code carefully and follow the instructions in the Acknowledgement and Disclosure section at the end of the Code. Certain provisions of this Code also relate to activities of third parties, such as your family members, government workers, and Safeco agents and contractors. In such cases, you must ensure that such parties adhere to Safeco’s standards. For example, see Relatives and Significant Others; Protecting Confidential Information; Insider Trading; Payments and Gifts; and Competition and Fair Dealing.

Safeco has worked hard to build public trust and confidence. We must continue to earn our reputation of high integrity every day. Safeco has a long-standing commitment to high ethical standards, with our first formal ethics policy statement created in the early 1960’s.

You communicate our values by the way you individually act as an employee and a citizen in our community. This Code sets out basic principles to guide you and to alert you to legal and ethical issues that can arise. Although this Code cannot address every circumstance you may encounter, it underscores the basic principles that should guide your activities: good judgment, personal honesty, and sound business ethics. In short, this Code requires that you:

•	Comply with all laws, rules and regulations that apply to Safeco’s business;

•	Act with honesty and integrity toward colleagues, agents, customers and others who do business with Safeco; and

•	Avoid any situation that would put your own interests in conflict with the best interests of Safeco.

Please also review all applicable Safeco policies and procedures for more specific instruction: Safeco Policies. If you are in doubt about a matter covered by this Code, or if you have any questions, consult with Human Resources or Corporate Legal.

Employment at Safeco is “at will.” Neither this Code nor any of Safeco’s conduct or other policies is a contract of employment, nor will this Code or any of such policies be interpreted as creating an employment contract of any sort.

Compliance With Laws and This Code Is Your Responsibility

As a Safeco director or employee, you are expected to comply with all laws, rules and regulations that apply to our business. You must not take any action on behalf of Safeco that violates the letter or spirit of any law, rule or regulation.

Part of your job and ethical responsibility is to help enforce this Code. You should be alert to possible violations and promptly report possible violations to your manager or supervisor, Human Resources, or Corporate Legal. You must cooperate in any internal or external investigations of possible violations. Safeco strictly prohibits threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of the law, this Code, or other Safeco policies, or against any person who is assisting in any investigation or process with respect to a violation.

Violations of law, this Code, or other Safeco policies or procedures can result in heavy fines, jail terms, expensive lawsuits, disciplinary action up to and including termination, and other serious consequences. See Reporting Illegal or Unethical Behavior below for more information about how to report actual or suspected violations of law, this Code or other Safeco policies or procedures or other actual or suspected illegal or unethical conduct.

Conflicts of Interest

A conflict of interest exists when a person’s private interest is inconsistent with, interferes in any way with, or has the appearance of interfering with, the interests of Safeco. Conflicts of interest are prohibited as a matter of Safeco policy, except under guidelines approved by the Board of Directors.

You must avoid any action that would put your own interests in conflict with the best interests of Safeco. Specifically, you should avoid involvement in any outside activities, whether through employment, investment, or otherwise, that interferes with performing your job, creates a conflict of interest, provides an unfair business advantage, reflects unfavorably on Safeco or on your own integrity or reputation, causes, or may cause you or Safeco public criticism or embarrassment, or that could be contrary to Safeco’s best interests.

If you believe that you have a conflict of interest, you must disclose it in writing on the Code Acknowledgement and Disclosure Form associated with this Code.

The following are examples of situations where a conflict of interest may arise:

Outside Employment and Activities

Employees of Safeco are expected to devote their full attention to our business interests. You cannot engage in any activity that adversely affects your independent and objective judgment, interferes with your timely and effective job performance, discredits or is prejudicial to Safeco in any way, or conflicts with or appears to conflict with Safeco’s business interests. You are also prohibited from accepting simultaneous employment with, providing services to, or acting as an advisor, consultant or independent contractor to, a Safeco supplier, customer, or competitor. While you can certainly purchase Safeco insurance products and collect claims under those products in the normal course of your personal business, you cannot have any personal pecuniary interest in other business transactions in which Safeco is involved. You must disclose to Safeco any interest that you have that may conflict with our business. Additionally, you must obtain prior approval from your manager or supervisor to accept an additional job.

Investments

If you are considering investing in a Safeco supplier, customer, or competitor, you must first take great care to ensure that these investments do not compromise your responsibilities to Safeco. Some of the factors that you should consider include the size and nature of the investment, your ability to influence Safeco’s decisions, your access to confidential information of Safeco or of the other company, and the nature of the relationship between Safeco and the other company.

Permitted Investments and Insurance Purchases

With respect to a potential a conflict of interest that arises from ownership of shares of a publicly-held corporation, an interest of less than 1% of the outstanding stock of such corporation that is acquired as part of a normal investment program is permitted. The purchase of insurance or other services from Safeco or any or its competitors in the ordinary course of a person’s personal business also is permitted.

Relatives and Significant Others

You should avoid conducting Safeco business with a relative or significant other, or with a business in which a relative or significant other has a significant association. “Relatives” include your spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws. “Significant others” include domestic partners and other persons living in a spousal or familial fashion with an employee.

Safeco prohibits the employment of relatives in your immediate family and significant others in positions or assignments within the same unit or department, or in positions that have a relationship of financial dependence or influence (for example, a supervisor/subordinate relationship.) For more information, see the Hiring Considerations Policy and Employment of Immediate Family Members policy.

If a transaction involving a relative or significant other is unavoidable, you must fully disclose the nature of the transaction to your manager or supervisor, or to the General Counsel in the case of directors and officers. If the transaction is determined to be material to Safeco, or to the individual in the case of directors or officers, the Audit Committee of the Board of Directors must review and approve the transaction in writing in advance, and certain transactions may require approval of the full Board. All material related party transactions must be reported according to applicable accounting rules, Federal securities laws, SEC rules and regulations, and securities market rules.

Other Situations

There are many other possible conflict of interest situations that can arise. Conflicts of interest are not always clear-cut, so if you have a question, you should consult with your manager or supervisor, contact Human Resources, or use any of the resources described in SPEAK UP!

Corporate Opportunities

You may not use opportunities that are discovered through the use of corporate property, information or your position at Safeco for your own personal gain unless the opportunity is disclosed fully in writing to Safeco’s General Counsel, who will then inform the Board of Directors, and the Board of Directors declines to pursue the opportunity. You may not use corporate property, information, or your position for personal gain or to compete with Safeco.

Protecting Confidential Information

Your Obligation of Confidentiality

You must safeguard Safeco confidential information and confidential information entrusted to you by Safeco customers and business partners. You may only use such information for Safeco business purposes. Information about our customers and former customers may not be disclosed to a third party except as permitted by Safeco’s Consumer Privacy Statement.

Safeco’s confidential information is a valuable asset and is the property of Safeco. Confidential information includes all non-public information that might be of use to competitors, or harmful to Safeco or its customers or business partners if disclosed. Your obligation to preserve confidential information continues even after your employment ends. For more information about your obligations regarding confidential information, see Safeco’s Appropriate Use of Information Resources Policy Statement.

Third Party Confidential Information

You should never attempt to obtain a competitor’s confidential information by improper means. Stealing confidential information or inducing disclosures by past or present employees of other companies is prohibited. While Safeco may, and does, employ former employees of competitors, we recognize and respect the obligations of those employees not to use or disclose the confidential information of their former employers.

Insider Trading

In the normal course of business, you may become aware of material non-public information. All non-public information about Safeco should be considered confidential information, and you may not profit or avoid loss by virtue of this information by buying or selling securities yourself, or passing on the information to others to enable them to profit or avoid loss. Such insider trading on Safeco material non-public information is unethical and illegal.

For more details on insider trading, please review Safeco’s Insider Trading Policy (Summary).

Use of Company Property and Assets

Safeco property is provided for Safeco business purposes only. You are responsible for the proper use of Safeco property, and you must safeguard it against loss, damage, misuse or theft. Personal use of Safeco equipment such as phones and computers should be kept to a minimum.

All internet, intranet and e-mail activities are to be conducted for legitimate business purposes. You may not post or discuss business information concerning Safeco on the Internet. Safeco owns and has all rights to monitor, inspect, disclose and expunge all electronic files and records on Safeco systems. You should have no expectation of privacy with respect to your email or other files and records. You are reminded that all e-mail and voice mail activities are potentially public in nature. In this regard, you must never act in a way that would bring liability, loss of credibility or embarrassment to Safeco.

You are personally responsible for all Safeco assets over which you exercise control. Company assets must be used only for Safeco business purposes.

Corporate Fraud Policy

You must immediately report any known or suspected incident of fraud, theft or other wrongdoing involving Safeco, an employee, an agent, a vendor, or anyone doing business with any of the Safeco companies. You can report these incidents to your manager or supervisor or to the Corporate Security Department for investigation. Corporate Security may be contacted by phone (206) 545-3383 or via an email to CORSEC. Alternatively, you can report incidents anonymously to our external hotline at (800) 500-0333. You are also responsible for cooperating with Corporate Security, investigators, law enforcement and regulatory agencies in their investigation and prosecution efforts. For more information, see the complete Fraud Policy.

Record-Keeping

Records should always be retained or destroyed according to Safeco’s record retention policies.

If you have been notified of, or are otherwise aware of, current or pending litigation, governmental investigation or bankruptcy, you must not destroy, alter or conceal any documentation, whether tangible or electronic, that may be relevant. If you have questions, consult with Corporate Legal. For more information on our records retention policies, see the Records Retention Schedule Website.

Public Reporting

All transactions must be fully and accurately recorded in Safeco’s books and records in compliance with all applicable laws, rules and regulations. False or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval are strictly prohibited and violate Safeco policy and the law. All documentation supporting a transaction should fully and accurately describe the nature of the transaction and be processed in a timely manner.

The public credibility of our financial statements depends upon the independence and objectivity of our auditors. Any attempt to improperly influence, coerce, manipulate, or mislead our auditors is strictly prohibited and violates Safeco policy and the law.

Safeco requires full, fair, accurate, timely and understandable disclosures in all reports and documents that we file with the SEC and in other public communications that we make.

Reporting Concerns About Accounting or Auditing Matters

If you have a concern about accounting, internal accounting controls, auditing, or related matters, please call the external Safeco ethics hotline toll-free at (800) 481-6967. All calls to this hotline may be made anonymously. Any complaints received will be directed to the appropriate audit committee member. See SPEAK UP! for more information.

Payments and Gifts

You must not offer to pay, make payment, promise to pay, or issue authorization to pay any money, gift, or anything of value to customers, vendors, consultants, etc. that could be perceived as intended, directly or indirectly to improperly influence any business decision, any act or failure to act, any commission of fraud, or opportunity for the commission of any fraud. Gifts given by Safeco to suppliers or customers or received from suppliers or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety.

The U.S. government and state governments have strict prohibitions against business gratuities being accepted by government personnel. This includes everything from hotel accommodations to food served in company cafeterias. When dealing with government employees, you must be aware of and fully respect the rules under which your relationship must be conducted.

Safeco requires full compliance with the U.S. Foreign Corrupt Practices Act (“FCPA”) by all of its employees, agents, and contractors. The FCPA prohibits giving anything of value directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.

Customer, Vendor, and Other Business Relationships

If your job puts you in contact with any Safeco customers or vendors, potential customers or vendors, or other people or entities with whom Safeco does or may do business, it is critical for you to remember that you represent Safeco to the people with whom you are dealing. Safeco and its employees have provided products and services for many years and have built up significant goodwill over that time. This goodwill is one of our most important assets.

Safeco’s policy is to select suppliers in an impartial manner on the basis of quality, suitability, diversity, price, and terms and conditions of the contract. Where possible, significant suppliers should be selected through a competitive bid process. You should not do anything that could imply the selection of a supplier on any basis other than the best interests of Safeco, and you should not do anything that could give one supplier an improper advantage over others.

Government Relations

Safeco and its employees, agents and contractors must cooperate with appropriate government inquiries and investigations. However, it is important to protect Safeco’s legal rights with respect to its confidential information. All government requests for information, documents or investigative interviews must be referred to Corporate Legal. No financial information may be disclosed without the prior approval of the Chief Financial Officer.

It is Safeco’s policy to comply fully with all applicable laws, rules and regulations governing contact and dealings with government employees and public officials, and to adhere to high ethical and legal standards of business conduct. If your work requires communication of a lobbying nature with any member or employee of a legislative body or with any government official or employee in the formulation of legislation, you must have prior written approval from Safeco’s Vice President of Government Relations. Activity covered by this policy includes meetings with legislators or members of their staffs or with senior executive branch officials. For further information, contact the Vice President of Government Relations.

Communications with the Media

Specific policies have been established regarding who may communicate information to the press and the financial analyst community in order to avoid inadvertent disclosure of material nonpublic information about Safeco. All inquiries or calls from the press and financial analysts should be referred to Safeco’s Vice President of Finance, the Corporate Controller or Public Relations, as appropriate.

Public Statements and Product Endorsements

Any employee publication or publicly made statement that might be perceived or construed as attributable to Safeco must be reviewed and approved in writing in advance by Public Relations and Corporate Legal and must include Safeco’s standard disclaimer that the publication or statement represents the views of the specific author and not of Safeco. For more information, see Safeco’s Policy on Product Endorsements and Commercial Photographs, Filming and Videotaping.

Competition and Fair Dealing

Safeco seeks to outperform its competition fairly and honestly. Safeco seeks competitive advantages through superior performance, and never through unethical or illegal business practices. We all must respect the rights of and deal fairly with Safeco’s customers, suppliers, competitors and other employees. No employee may knowingly make false or misleading statements regarding Safeco’s competitors or their products, customers or suppliers. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

There are laws designed to encourage and protect free and fair competition. Safeco is committed to obeying both the letter and spirit of these laws. Employees may not under any circumstances enter into an agreement or understanding with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, allocation of product or geographic markets, allocation of customers, limitations on production, boycotts of customers or suppliers, or bids or the intent to bid or even discuss or exchange information on these topics. Collusion among competitors is illegal, and the consequences of a violation are severe. Application of antitrust, competition and consumer protection laws can be complex. When questionable situations arise, you should contact Corporate Legal.

Discrimination and Harassment

Safeco’s commitment to diversity is a core value, and this commitment gives us a key competitive advantage. You work for a company that is firmly committed to providing equal opportunity in all aspects of employment. Safeco will not tolerate discrimination or harassment of any kind. For more information, see Safeco’s Harassment-Free Workplace Policy and Equal Employment Opportunity Policy.

Health and Safety

Safeco strives to provide each employee with a safe and healthy work environment. You are responsible for maintaining a safe and healthful workplace for all employees by following safety and health rules and practices and reporting accidents injuries, and unsafe equipment, practices or conditions. If you encounter any unsafe condition, please report it to your manager or Human Resources immediately. For more information, see the Safety and Security Policy.

Weapons, violence, and threatening or abusive behavior are not tolerated at Safeco and will result in disciplinary action, which may include termination. You should report to work free from the influence of illegal drugs or alcohol. Use of illegal drugs in the workplace will not be tolerated. For more information, see Safeco’s Conduct Standards Policy.

Changes to, or Waivers of, the Code

Any change that is not merely technical, administrative or otherwise non-substantive, or waiver of, any provision of this Code with respect to a member of Safeco’s Board of Directors or any executive officer must be approved in writing by the Board of Directors and must be publicly disclosed within four business days on Form 8-K, or otherwise in accordance with applicable regulations and stock market rules. Any change to, or waiver of, any provision of this Code with respect to any other employee, agent, or contractor must be approved in writing by Safeco’s General Counsel.

Reporting Illegal or Unethical Behavior

Your vigilance and integrity are an important part of maintaining Safeco’s high ethical standards. You are encouraged to talk to supervisors, managers, the Corporate Security Department, Human Resources, or Corporate Legal about observed illegal or unethical behavior, or when in doubt about the best course of action in a particular situation. Safeco prohibits any form of retaliation against employees for reports of actual or suspected misconduct by others made in good faith. For more information, see SPEAK UP! and Safeco’s Fraud Policy.

Determining whether a situation involves an ethical or legal violation is not always easy. It can be helpful to have a way to approach these types of questions; accordingly, here are a few things to keep in mind:

•	Ask yourself: What are the facts? What specifically am I being asked to do? Does it seem unethical or improper? This will help you to focus on the specific question you are faced with, the facts as you know them, and your alternatives. Use your judgment and common sense — if something seems unethical or improper, ask more questions and get guidance from your manager or supervisor or the appropriate company resources (see below).

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your manager or supervisor. Your manager or supervisor may be more knowledgeable about the question, and will appreciate being brought into the decision-making process.

•	Seek help from Safeco resources. In the rare case where it may not be appropriate to discuss an issue with your manager or supervisor, or where you do not feel comfortable approaching your manager or supervisor with your question, discuss it with the Corporate Security Department, your Human Resources manager or Corporate Legal, or use any of the resources described in SPEAK UP!

•	You can report ethical violations in confidence and without fear of retaliation. Safeco prohibits retaliation of any kind against employees for good faith reports of actual or suspected ethical or legal violations.

•	Ask before you act. If you are unsure what to do in any situation, seek guidance before you act.

Disciplinary Actions

Safeco will take appropriate action against those individuals whose actions are found to violate these policies, any other Safeco policies, or the law. Disciplinary actions may include immediate termination of employment or other business relationship with Safeco at Safeco’s sole discretion. Where Safeco has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, Safeco will cooperate fully with the appropriate authorities.

The matters covered in this Code are of the utmost importance to Safeco, its shareholders, business partners and customers, and are essential to Safeco’s ability to conduct its business in accordance with its values. We must all adhere to these rules in carrying out our duties for Safeco.

Acknowledgement and Disclosure

All employees must complete an acknowledgement of our Code of Business and Financial Conduct and Ethics. To do so, please read and complete this procedure carefully. The Code gives you guidance on many important issues related to your employment at Safeco, and you must comply with its requirements.

After you have read the Code:

1.	Complete and submit a Code Acknowledgment and Disclosure Form.

Once you complete and submit the acknowledgement form, the Employee Service Center stores a copy in your record. If you report a conflict of interest, a copy of the acknowledgement is reviewed by Corporate Legal, and you are contacted if any further action is necessary.

2.	If, at any time, a new conflict of interest arises, or a previously divulged conflict no longer exists or changes, complete and submit a new acknowledgement form.

The Code will be distributed annually for your review, acknowledgement and disclosure of conflicts of interest.

ACKNOWLEDGMENT OF RECEIPT OF CODE OF BUSINESS AND

FINANCIAL CONDUCT AND ETHICS,

AND DISCLOSURE OF CONFLICTS

I have received and read Safeco’s Code of Business and Financial Conduct and Ethics (the “Code”). I understand the standards and policies contained in the Code, and I understand that there may be additional policies or laws specific to my job. I agree to comply with the Code. I further understand that a violation of the Code may subject me to discipline, including termination of employment.

To the best of my knowledge, I do not hold any interest and am not involved in any relationship or situation that might present a conflict of interest with my job responsibilities or otherwise violate the Code, other than as listed below. I have not held any such interest or been involved in any such situation or relationship since my last report to you (if any). In the future, I will promptly report to you any possible conflicts of interest or other situations that I believe may violate the Code.

If I have questions concerning the meaning or application of the Code, any Safeco policies, or the legal, regulatory or ethical requirements applicable to my job, I know that I can consult my manager or supervisor, Human Resources or Corporate Legal.